EXHIBIT 99.1

[Text of article included in April/May 2008 Member Newsletter.]

The Value of Information

Matt Feldman was named President and Chief Executive Officer of the Federal Home Loan Bank of Chicago on May 5, 2008.

Matt immediately began meeting with members and speaking at regional meetings in order to provide as much information as possible to our members regarding the current issues at the Bank and the steps to resolving them. He also initiated a policy of providing frequent updates to our members.

"Providing as much information to our members as possible is fundamental to our role as a cooperatively owned institution. It is our responsibility to tell you where we are and where we plan to go and to provide guideposts for you to assess our progress," Matt said. "The Bank is going to be transforming itself to improve financial performance and to enhance our ability to better serve our members. And we have a strong sense of urgency to do so as expeditiously as possible."

With regard to the Bank's first quarter financial results, Matt said, "Although we have experienced losses and do not expect to be in a position to pay dividends at least through 2008, the FHLBC is a financially strong organization in the midst of an earnings 'trough,' not a trend. We believe we have sufficient retained earnings to absorb current and projected losses through this trough." He continued by explaining that the Bank is still determining the depth of the trough and its length and that we believe our results will gradually improve as we move forward, although we are not yet in a position to determine when we will return to profitability.

In the meantime, Matt has reiterated his commitment to increasing value to members. "We expect to be able to continue to provide our members with much-needed liquidity at competitive prices and to enhance member borrowing capacity through the acceptance of additional types of collateral. We look forward to discussing this as well as other areas of progress in the near future. We also want to provide you with better information, fewer surprises, and improved overall results."